UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 25, 2013

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into Material Definitive Agreement.

On November 27, 2013 we entered into an Account Purchase Agreement with Accesstel Investors LLC, a California limited liability company (the “Buyer”), pursuant which we sold the Buyer an interest in one of our accounts receivable. Specifically, we sold a 53% interest in a $1.875 million account receivable. The purchase price for the interest was $875,000 in cash, plus the issuance of 4,000,000 shares of common stock, $0.0001 par value.

We agreed to use the proceeds from the sale to meet our operating expenses including accrued payroll expenses, to make monthly payments under our Loan and Security Agreement with Silicon Valley Bank, and to make payments to contract manufacturers to manufacture products to fulfill new customer orders. We also agreed to appoint a representative from the Buyer to serve on our board of directors until the later of the our next annual meeting of stockholders or the date the account receivable is paid in full. See Item 5.02 below.

On November 25, 2013 we entered into a Forbearance and Second Amendment to Loan and Security Agreement with Silicon Valley Bank (the “Forbearance Agreement”). In connection with the Forbearance Agreement, Silicon Valley Bank consented to the sale of the interest in the account receivable under the Account Purchase Agreement. The bank also agreed to forbear from exercising any of its rights or remedies related to our existing events of default under the Loan and Security Agreement until December 20, 2013, provided that we meet the terms of the Forbearance Agreement.

The foregoing summary description of the Account Purchase Agreement and the Forbearance Agreement is qualified by reference to the complete copy of each agreement, both of which are filed as exhibits to this report.

Item 3.02.	Unregistered Sales of Equity Securities.

In connection with the Account Purchase Agreement, we issued to the members of Buyer an aggregate of 4,000,000 shares of our common stock, $0.0001 par value. The shares were issued in a private placement, without registration, pursuant to the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The shares were issued pursuant to private negotiations, and the Buyer and each of its members represented that it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2013, in accordance with the terms of the Account Purchase Agreement, our board of directors appointed Mr. Jack Giles to serve as a member of the board of directors.

Mr. Giles, age 71, is currently engaged in consulting and real estate investments. From 2008 until 2011, Mr. Giles was President of the Advanced Technology Group of Cobham Sensor Systems for North America plc, a subsidiary of Cobham plc (LSE: COB). Mr. Giles spent the majority of his career with REMEC, Inc. REMEC, Inc. was engaged in the development of wireless communication equipment and its shares were traded on the Nasdaq National Market from 1995 until 2005. From 2001 to 2008, Mr. Giles served as President and Chief Executive Officer of REMEC Defense Systems, Inc., and led that company during its sale to Cobham plc in 2005. From 1984 to 2001, Mr. Giles served in various other positions with REMEC, Inc., culminating in a position as Executive Vice President. From 1965 to 1984, he served in various positions with Texas Instruments, Inc. in areas including military systems, design engineering, aircraft sensor systems and system integration. Mr. Giles is currently a member of the Advisory Board for the University of the Americas for the College of Engineering. From 1984 until

1999, Mr. Giles served on the Board of Directors of REMEC, Inc. Mr. Giles received a B.S. in Engineering from the University of Arkansas.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Account Purchase Agreement dated November 27, 2013 between the registrant and Accesstel Investors LLC.

10.2	Forbearance and Second Amendment to Loan and Security Agreement dated November 25, 2013 between the registrant and Silicon Valley Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2013	Axesstel, Inc.

	By:	/s/ Patrick Gray
Name: Patrick Gray
Title: Chief Executive Officer